Exhibit 99.3
Management’s Discussion and Analysis of Financial Condition and Results of Operations

This exhibit does not reflect events occurring after the filing of AGL Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, other than to recast our segment information and to give effect to the classification of the business operations of our former cargo shipping segment (excluding Triton Container Investments, LLC) as discontinued operations, and does not modify or update the disclosures therein in any way, other than as described above.

Glossary

GLOSSARY OF KEY TERMS

AFUDC
Allowance for funds used during construction, which represents the estimated cost of funds, from both debt and equity sources, used to finance the construction of major projects and is capitalized in rate base for ratemaking purposes when the completed projects are placed in service

AGL Capital	AGL Capital Corporation
AGL Credit Facility	$1.3 billion credit agreement entered into by AGL Capital to support the AGL Capital commercial paper program
AGL Resources	AGL Resources Inc., together with its consolidated subsidiaries
Atlanta Gas Light	Atlanta Gas Light Company
Bcf	Billion cubic feet
Central Valley	Central Valley Gas Storage, LLC
Chattanooga Gas	Chattanooga Gas Company
Compass Energy	Compass Energy Services, Inc., which was sold in 2013
EBIT
Earnings before interest and taxes, the primary measure of our operating segments’ profit or loss, which includes operating income and other income and excludes financing costs, including interest on debt and income tax expense

ERC	Environmental remediation costs associated with our distribution operations segment that are generally recoverable through rate mechanisms
Fitch	Fitch Ratings
GAAP	Accounting principles generally accepted in the United States of America
Georgia Commission	Georgia Public Service Commission, the state regulatory agency for Atlanta Gas Light
Golden Triangle	Golden Triangle Storage, Inc.
Heating Degree Days	A measure of the effects of weather on our businesses, calculated when the average daily temperatures are less than 65 degrees Fahrenheit
Heating Season	The period from November through March when natural gas usage and operating revenues are generally higher
Illinois Commission	Illinois Commerce Commission, the state regulatory agency for Nicor Gas
Jefferson Island	Jefferson Island Storage & Hub, LLC
LIBOR	London Inter-Bank Offered Rate
LNG	Liquefied natural gas
LOCOM	Lower of weighted average cost or current market price
Marketers	Marketers selling retail natural gas in Georgia and certificated by the Georgia Commission
Moody’s	Moody’s Investors Service
Nicor	Nicor Inc. - an acquisition completed in December 2011 and former holding company of Nicor Gas
Nicor Gas	Northern Illinois Gas Company, doing business as Nicor Gas Company
Nicor Gas Credit Facility	$700 million credit facility entered into by Nicor Gas to support its commercial paper program
NUI	NUI Corporation
NYMEX	New York Mercantile Exchange, Inc.
OCI	Other comprehensive income
Operating margin	A non-GAAP measure of income, calculated as operating revenues minus cost of goods sold and revenue tax expense
OTC	Over-the-counter
PBR	Performance-based rate, a regulatory plan at Nicor Gas that provided economic incentives based on natural gas cost performance. The plan terminated in 2003
Piedmont	Piedmont Natural Gas Company, Inc.
PP&E	Property, plant and equipment
S&P Sawgrass Storage	Standard & Poor’s Ratings Services Sawgrass Storage, LLC
SEC	Securities and Exchange Commission
Sequent	Sequent Energy Management, L.P.
Seven Seas	Seven Seas Insurance Company, Inc.
SouthStar	SouthStar Energy Services LLC
STRIDE	Atlanta Gas Light’s Strategic Infrastructure Development and Enhancement program
Tropical Shipping
Tropical Shipping and Construction Company Limited and also the name used throughout this filing to describe the business operations of our former cargo shipping segment (excluding Triton), which now has been classified as discontinued operations and held for sale

U.S.	United States
Virginia Natural Gas	Virginia Natural Gas, Inc.

Glossary

Forward-Looking Statements

This report and the documents incorporated by reference herein contain “forward-looking statements.” These statements, which may relate to such matters as future earnings, growth, liquidity, supply and demand, costs, subsidiary performance, credit ratings, dividend payments, new technologies and strategic initiatives, often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. You are cautioned not to place undue reliance on forward-looking statements. While we believe that our expectations are reasonable in view of the information that we currently have, these expectations are subject to future events, risks and uncertainties, and there are numerous factors—many beyond our control—that could cause actual results to vary materially from these expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation, including any changes related to climate matters; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, and unexpected change in project costs, including the cost of funds to finance these projects and our ability to recover our project costs from our customers; limits on pipeline capacity; the impact of acquisitions and divestitures, including recent acquisitions in our retail operations segment; our ability to successfully integrate operations that we have or may acquire or develop in the future; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of the new depreciation rates for Nicor Gas; conditions to closing the sale of Tropical Shipping; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and the factors described in Item 1A “Risk Factors” of our 2013 Form 10-K and the other factors discussed in our filings with the SEC.

There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations. Forward-looking statements speak only as of the date they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law. Amounts shown in Item 7, unless otherwise indicated, exclude assets held for sale and discontinued operations. See Note 15 under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional information.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

We are an energy services holding company whose principal business is the distribution of natural gas in seven states - Illinois, Georgia, Virginia, New Jersey, Florida, Tennessee and Maryland - through our seven natural gas distribution utilities. We are also involved in several other businesses, some of which are complementary to the distribution of natural gas along with other unregulated businesses. Our operating segments consist of the following four operating and reporting segments – distribution operations, retail operations, wholesale services and midstream operations and one non-operating segment - other. These segments are consistent with how management views and operates our business. The following table provides certain information on our segments.

	EBIT			Assets			Capital Expenditures
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Distribution operations	83%	84%	92%	82%	81%	81%	93%	84%	85%
Retail operations	20	18	21	5	4	4	1	1	1
Wholesale services	(1)	-	1	8	9	9	-	-	-
Midstream operations	(1)	2	2	5	5	5	2	8	8
Other	(1)	(4)	(16)	-	1	1	4	7	6
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%

In 2013, our net income attributable to AGL Resources Inc. was $313 million an increase of $42 million compared to 2012 as we benefited from colder-than-normal weather as compared to the historically warm weather in 2012. Excluding weather, we achieved growth in our operating margins during 2013 primarily as a result of contributions from our regulatory infrastructure programs in distribution operations, targeted acquisition growth in retail operations and significant improvement in commercial activity in our wholesale services, as well as the gain on the sale of Compass Energy, offset by mark-to-market accounting hedge losses recorded during the second half of 2013. These losses are temporary and expected to be recovered primarily in 2014.

Glossary

In 2014, our priorities are consistent with the direction we have taken the company over the last three years. We will remain focused on efficient operations across all of our businesses, including offsetting inflationary pressures by aggressive cost controls, spreading costs across a broader customer base and sizing our operations to properly reflect market challenges. Several of our specific business objectives are detailed as follows:

•
    Distribution Operations: Invest necessary capital to enhance and maintain safety and reliability; remain a low-cost leader within the industry; opportunistically expand the system and capitalize on potential customer conversions. We intend to continue investing in our regulatory infrastructure programs in Georgia, Virginia, New Jersey and Tennessee to minimize regulatory lag and the recovery cycle. During 2014 we intend to submit a regulatory infrastructure program in Illinois, to become effective in January 2015. We continue to effectively manage costs and leverage our shared services model across our businesses to largely overcome inflationary effects.

•
    Retail Operations: Maintain operating margins in Georgia and Illinois while continuing to expand into other profitable retail markets; integrate our warranty businesses and expand our overall market reach through partnership opportunities with our affiliates. We expect the Georgia retail market to remain highly competitive; however, our operating margins are forecasted to remain stable with modest growth from the acquisitions completed in 2013 and expansion into new markets.

•
    Wholesale Services: Maximize strong storage and transportation rollout value created in 2013; effectively perform on existing asset management agreements and expand customer base; and maintain cost structure in line with market fundamentals. We anticipate low volatility in certain areas of our portfolio; however, volatility is expected to increase in the supply-constrained Northeast corridor. We further anticipate narrow seasonal storage spreads will continue to be challenges in 2014.

•	Midstream Operations: Optimize storage portfolio, including expiring contracts, pursue LNG transportation opportunities and lower development expenses.

On April 4, 2014 we entered into a definitive agreement to sell Tropical Shipping, which historically operated within our cargo shipping segment. The operations of Tropical Shipping have been classified as discontinued operations in our consolidated financial statements, and the business is no longer treated as a separate segment for financial reporting purposes. Accordingly, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, all references to continuing operations exclude assets held for sale and discontinued operations. Cargo shipping also included our investment in Triton, which is not a part of the sale and has been reclassified into our “other” segment.

Additionally, we will maintain our strong balance sheet and liquidity profile, solid investment grade ratings and our commitment to sustainable annual dividend growth. For additional information on our operating segments, see Item 1, “Business” set forth in Exhibit 99.1 to this Form 8-K and Note 13 under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Results of Operations

We generate the majority of our operating revenues through the sale, distribution and storage of natural gas. We include in our consolidated revenues an estimate of revenues from natural gas distributed, but not yet billed, to residential, commercial and industrial customers from the date of the last bill to the end of the reporting period. No individual customer or industry accounts for a significant portion of our revenues. The following table provides more information regarding the components of our operating revenues.

In millions	2013	2012	2011 (1)
Residential	$2,422	$2,011	$1,065
Commercial	696	656	467
Transportation	532	492	403
Industrial	180	262	289
Other	422	159	95
Total operating revenues	$4,252	$3,580	$2,319
(1)	Our results of operations for the year ended December 31, 2011 includes 22 days of activity from the subsidiaries acquired from Nicor.

We evaluate segment performance using the measures of EBIT and operating margin. EBIT includes operating income and other income and expenses. Items that we do not include in EBIT are financing costs, including interest expense and income taxes, each of which we evaluate on a consolidated basis. Operating margin is a non-GAAP measure that is calculated as operating revenues minus cost of goods sold and revenue tax expense in distribution operations. Operating margin excludes operation and maintenance expense, depreciation and amortization, taxes other than income taxes, and the gain or loss on the sale of our assets. These items are included in our calculation of operating income as reflected in our Consolidated Statements of Income.

We believe operating margin is a better indicator than operating revenues for the contribution resulting from customer growth in our distribution operations segment since the cost of goods sold and revenue tax expenses can vary significantly and are generally billed directly to our customers. We also consider operating margin to be a better indicator in our retail operations, wholesale services and midstream operations segments since it is a direct measure of operating margin before overhead costs. You should not consider operating margin an alternative to, or a more meaningful indicator of, our operating performance than operating income, or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, operating margin may not be comparable to similarly titled measures of other companies.

Glossary

We also believe presenting the non-GAAP measurements of basic and diluted earnings per share - as adjusted, which excludes Nicor merger-related expenses and the additional accrual for the Nicor Gas PBR issue, provides investors with an additional measure of our performance. Adjusted basic and diluted earnings per share should not be considered an alternative to, or a more meaningful indicator of our operating performance than our GAAP basic and diluted earnings per share. The following table reconciles operating revenue and operating margin to operating income and EBIT to earnings before income taxes and net income and our GAAP basic and diluted earnings per common share to our non-GAAP basic and diluted earnings per share – as adjusted, together with other consolidated financial information for the last three years.

In millions, except per share amounts	2013	2012	2011
Operating revenues	$4,252	$3,580	$2,319
Cost of goods sold	(2,110)	(1,583)	(1,085)
Revenue tax expense (1)	(110)	(85)	(9)
Operating margin	2,032	1,912	1,225
Operating expenses (2) (3)	(1,475)	(1,367)	(737)
Revenue tax expense (1)	110	85	9
Gain on disposition of assets	11	-	-
Nicor merger expenses (2)	-	(20)	(57)
Operating income	678	610	440
Other income	17	24	7
EBIT	695	634	447
Interest expenses	(181)	(184)	(136)
Income before income taxes	514	450	311
Income tax expenses	(188)	(165)	(125)
Income from continuing operations	326	285	186
Income from discontinued operations, net of tax	5	1	-
Less net income attributable to the noncontrolling interest	18	15	14
Net income attributable to AGL Resources Inc.	$313	271	172
Per common share data
Diluted earnings per common share from continuing operations (4)	$2.60	$2.30	$2.12
Diluted earnings per common share from discontinued operations (5)	0.04	0.01	-
Additional accrual for Nicor Gas PBR issue	-	0.04	-
Transaction costs of Nicor merger (2)	-	0.11	0.8
Diluted earnings per share - as adjusted	$2.64	$2.46	$2.92
(1)	Adjusted for Nicor Gas’ revenue tax expenses, which are passed directly through to customers.
(2)
Operating expenses associated with the merger with Nicor are shown separately to better compare year-over-year results and include $20 million ($13 million net of tax) in 2012 and $57 million ($48 million net of tax) in 2011. Additionally, in 2011, transaction costs of the Nicor merger include debt issuance costs and interest expense on pre-funding the cash portion of the purchase consideration of $25 million ($16 million net of taxes).

(3)	Total operating expenses in 2013 were unfavorably impacted by increased incentive compensation accruals of $37 million compared to the prior year. These amounts were above targeted levels in 2013.
(4)	Gain on disposition of assets increased basic and diluted EPS by $0.04 in 2013.
(5)
In April 2014 we entered into a definitive agreement to sell Tropical Shipping. We closed the transaction in August 2014. See Note 15 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

In 2013 our net income attributable to AGL Resources Inc. increased by $42 million or 15% compared to last year.

•
    The overall increase was primarily the result of increased operating margin at distribution operations and retail operations due to weather that was both colder-than-normal and colder than the same period last year, increased regulatory infrastructure program revenues at Atlanta Gas Light, the acquisition of service contracts and residential and commercial energy customer relationships in our retail operations segment, as well as lower depreciation expense at Nicor Gas.

•
    The increase was unfavorably impacted by mark-to-market accounting hedge losses in our wholesale services segment during the second half of 2013, offset by higher commercial activity and the $11 million pre-tax gain on the sale of Compass Energy.

•
    Our midstream operations segment was unfavorable compared to 2012 due to the $8 million loss associated with the termination of the Sawgrass Storage project, as well as lower contracted firm rates at Jefferson Island and higher operating expenses at Golden Triangle, Central Valley and Pivotal LNG resulting from full year operations in 2013 as compared to partial year operations in 2012.

•
    Favorability year-over-year also was partially offset by higher incentive compensation expenses in most of our businesses as our incentive compensation expense was above targeted levels in 2013 based on improved financial and operational performance compared to significantly below targeted annual levels in 2012 due to below target performance. In addition, our bad debt expense increased at distribution operations and retail operations primarily as a result of colder weather combined with natural gas prices that were higher than in the same period of the prior year.

•	In 2012 we recorded $20 million ($13 million net of tax) of Nicor merger related expenses.
•
    In 2013 our interest expense decreased by $3 million compared to 2012. This decrease was the result of overall lower interest rates mostly offset by higher average debt outstanding primarily as a result of issuing $500 million of senior notes in place of variable-rate debt.

•
    In 2013 our income tax expense increased by $23 million or 14% compared to 2012 primarily due to higher consolidated earnings, as previously discussed. Our effective tax rate was 37.9% in 2013 and 37.9% in 2012. Our estimated effective tax rate for 2014 is 37.9%.

Glossary

In 2012 our net income attributable to AGL Resources Inc. increased by $99 million or 58% compared to 2011.

•
    The increase was primarily the result of increased operating income at distribution operations and retail operations as a result of the Nicor merger, and increased regulatory infrastructure program revenues at Atlanta Gas Light.

•
    This increase was partially offset by the effect of warmer-than-normal weather in our distribution operations and retail operations segments, and significantly lower margins at wholesale services resulting from mark-to-market accounting hedge losses.

•	In 2011 we recorded $57 million ($48 million net of tax) of Nicor merger related expenses.
•
    In 2012 our interest expense increased by $48 million or 35% compared to 2011. This increase was the result of higher average debt outstanding primarily as a result of the additional long-term debt issued to fund the Nicor merger and the long-term debt  assumed in the transaction.

•
    In 2012 our income tax expense increased by $40 million or 32% compared to the same period in 2011 primarily due to higher consolidated earnings. Our effective tax rate was 42.2% in 2011 primarily due to the non-deductible merger transaction expenses in 2011.

The variances for each operating segment are contained within the year-over-year discussion on the following pages.

Operating metrics

Weather We measure the effects of weather on our business through Heating Degree Days. Generally, increased Heating Degree Days result in higher demand for gas on our distribution systems. With the exception of Nicor Gas and Florida City Gas, we have various regulatory mechanisms, such as weather normalization mechanisms, which limit our exposure to weather changes within typical ranges in each of our utilities’ respective service areas. However, our utility customers in Illinois and retail operations’ customers in Georgia can be impacted by warmer or colder than normal weather. We have presented the Heating Degree Day information for those locations in the following table.

Weather (Heating Degree Days)					2013 vs.	2012 vs.	2013 vs.	2012 vs.	2011 vs.
	Years ended December 31,				2012	2011	normal	normal	normal
	Normal (1)	2013	2012	2011	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)
Year ended December 31,
Illinois (2)	5,729	6,305	4,863	5,892	30%	(17)%	10%	(15)%	3%
Georgia	2,600	2,689	1,934	2,454	39%	(21)%	3%	(26)%	(6)%

Quarter ended December 31,
Illinois (2)	2,039	2,383	1,890	1,810	26%	4%	17%	(7)%	(11)%
Georgia	1,009	1,049	878	852	19%	3%	4%	(13)%	(16)%
(1)
Normal represents the ten-year average from January 1, 2003 through December 31, 2012, for Illinois at Chicago Midway International Airport, and for Georgia at Atlanta Hartsfield-Jackson International Airport as obtained from the National Oceanic and Atmospheric Administration, National Climatic Data Center.

(2)	The 10-year average Heating Degree Days established by the Illinois Commission in our last rate case, is 2,020 for the fourth quarter and 5,600 for the 12 months from 1998 through 2007.

During 2013 we experienced weather in Illinois that was 10% colder-than-normal and 30% colder than the same period in the prior year. Georgia also experienced 3% colder-than-normal weather, and 39% colder than the same period last year. For our Illinois weather risk associated with Nicor Gas, we implemented a corporate weather hedging program in the second quarter of 2013 that utilizes OTC weather derivatives to reduce the risk of lower operating margins potentially resulting from significantly warmer-than-normal weather. For January through April of 2014, we have purchased a put option that would partially offset lower operating margins resulting from reduced customer usage in the event of warmer-than-normal weather, but would not be exercised in the event of colder-than-normal weather and, therefore, not offset higher margins if Heating Degree Days for the period are at normal or colder-than-normal levels. We will continue to use available methods to mitigate our exposure to weather in Illinois for future periods.

Glossary

Customers Our customer metrics highlight the average number of customers for which we provide services and are provided in the table below. The number of customers at distribution operations and energy customers at retail operations can be impacted by natural gas prices, economic conditions and competition from alternative fuels. Our energy customers at retail operations are primarily located in Georgia and Illinois.

	Year ended December 31,
Customers and service contracts				2013 vs. 2012 change		2012 vs. 2011 change
(average end-use, in thousands)	2013	2012	2011	#	%	#	%
Distribution operations customers	4,479	4,459	4,454	20	0.4%	5	0.1%
Retail operations
Energy customers (1)	619	623	578	(4)	(1)%	45	8%
Service contracts (2)	1,127	684	710	443	65%	(26)	(4)%
Market share in Georgia	31%	32%	33%		(3)%		(3)%
(1)
A portion of the energy customers represents customer equivalents in Ohio, which are computed by the actual delivered volumes divided by the expected average customer usage. The decrease for the year ended 2012 is primarily due to our contract to serve approximately 50,000 customer equivalents that ended on April 1, 2012, which was partially offset by the increase due to the addition of approximately 33,000 residential and commercial customer relationships acquired in Illinois in June 2013.

(2)	Increase primarily due to acquisition of approximately 500,000 service contracts on January 31, 2013.

We anticipate overall utility customer growth trends for 2013 to continue in 2014 based on an expectation of continuing improvement in the economy and the continuing low natural gas prices. We use a variety of targeted marketing programs to attract new customers and to retain existing customers. These efforts include adding residential customers, multifamily complexes and commercial and industrial customers who use natural gas for purposes other than space heating, as well as evaluating and launching new natural gas related programs, products and services to enhance customer growth, mitigate customer attrition and increase operating revenues. These programs generally emphasize natural gas as the fuel of choice for customers and seek to expand the use of natural gas through a variety of promotional activities. We also target customer conversions to natural gas from other energy sources emphasizing the pricing advantage of natural gas. These programs focus on premises that could be connected to our distribution system at little or no cost to the customer. In cases where conversion cost can be a disincentive, we may employ rebate programs and other assistance to address customer cost issues.

Retail operations’ market share in Georgia has decreased slightly primarily as a result of a highly competitive marketing environment, which we expect will continue for the foreseeable future. In 2013 our retail operations segment expanded its energy customers and its service contracts through acquisitions and entering into new markets. We anticipate this expansion will provide growth opportunities in future years.

Volume Our natural gas volume metrics for distribution operations and retail operations, present the effects of weather and customers’ demand for natural gas compared to prior year. Wholesale services’ daily physical sales volumes represent the daily average natural gas volumes sold to its customers. Within our midstream operations segment, our natural gas storage businesses seek to have a significant percentage of their working natural gas capacity under firm subscription, but also take into account current and expected market conditions. This allows our natural gas storage business to generate additional revenue during times of peak market demand for natural gas storage services, but retain some consistency with their earnings and maximize the value of the investments. Our volume metrics are presented in the following table:

Volumes	Year ended December 31,
Distribution operations (In Bcf)	2013	2012	2011	2013 vs. 2012 % change	2012 vs. 2011 % change
Firm	720	606	247	19%	145%
Interruptible	111	107	105	4%	2%
Total	831	713	352	17%	103%
Retail operations (In Bcf)
Georgia firm	38	31	35	23%	(11)%
Illinois	9	8	-	13%	-
Other (1)	8	8	10	-	(20)%
Wholesale services
Daily physical sales (Bcf/day)	5.73	5.54	5.21	3%	6%
	As of December 31,
	2013	2012	2011
Midstream operations
Working natural gas capacity (in Bcf)	31.8	31.8	13.5
% of firm capacity under subscription by third parties (2)	33%	46%	68%
(1)	Includes Florida, Maryland, New York and Ohio.
(2)
The percentage of capacity under subscription does not include 3.5 Bcf of capacity under contract with Sequent at December 31, 2013, 3 Bcf of capacity under contract with Sequent at December 31, 2012 and 4 Bcf of capacity under contract with Sequent at December 31, 2011.

Glossary

Segment information Operating margin, operating expenses and EBIT information for each of our segments are contained in the following tables for the last three years.

	Operating Margin (1) (2)			Operating Expenses (2) (3)			EBIT (1)
In millions	2013	2012	2011 (4)	2013	2012	2011 (4)	2013 (5)	2012	2011 (4)
Distribution operations	$1,660	$1,571	$963	$1,093	$1,048	$557	$582	$532	$412
Retail operations	294	247	168	157	131	75	137	116	93
Wholesale services	37	50	57	52	54	52	(4)	(3)	5
Midstream operations	41	46	37	46	38	28	(10)	10	9
Other (6)	-	(2)	-	17	31	73	(10)	(21)	(72)
Consolidated	$2,032	$1,912	$1,225	$1,365	$1,302	$785	$695	$634	$447
(1)
Operating margin is a non-GAAP measure. A reconciliation of operating revenue and operating margin to operating income and EBIT to earnings before income taxes and net income is contained in “Results of Operations.” See Note 13 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional segment information.

(2)	Operating margin and expense are adjusted for revenue tax expense for Nicor Gas, which is passed directly through to customers.
(3)	Includes $20 million and $57 million in Nicor merger transaction expenses for 2012 and 2011, respectively, and an $8 million accrual in 2012 for the Nicor Gas PBR issue.
(4)	The 2011 amounts only include 22 days of Nicor activity from December 10, 2011 through December 31, 2011.
(5)
EBIT for 2013 includes $11 million pre-tax gain on sale of Compass Energy in our wholesale services segment and an $8 million pre-tax loss associated with the termination of the Sawgrass Storage project within our midstream operations segment.

(6)
Our other segment includes our investment in Triton, which was formerly part of our cargo shipping segment that is now classified as discontinued operations. See Note 13 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional segment information.

The EBIT of our distribution operations, retail operations and wholesale services segments are seasonal. During the Heating Season, natural gas usage and operating revenues are generally higher because more customers are connected to our distribution systems and natural gas usage is higher in periods of colder weather. Occasionally in the summer, wholesale services operating revenues are impacted due to peak usage by power generators in response to summer energy demands. Seasonality also affects the comparison of certain Consolidated Statements of Financial Position items across quarters, including receivables, unbilled revenue, inventories and short-term debt. However, these items are comparable when reviewing our annual results.

Approximately 66% of these segments’ operating revenues and 69% of these segments’ EBIT for the year ended December 31, 2013 were generated during the first and fourth quarters of 2013, and are reflected in our Consolidated Statements of Income for the quarters ended March 31, 2013 and December 31, 2013. Our base operating expenses, excluding cost of goods sold, interest expense and certain incentive compensation costs, are incurred relatively equally over any given year. Thus, our operating results can vary significantly from quarter to quarter as a result of seasonality.

Distribution Operations

Our distribution operations segment is the largest component of our business and is subject to regulation and oversight by agencies in each of the seven states we serve. These agencies approve natural gas rates designed to provide us the opportunity to generate revenues to recover the cost of natural gas delivered to our customers and our fixed and variable costs such as depreciation, interest, maintenance and overhead costs, and to earn a reasonable return for our shareholders. With the exception of Atlanta Gas Light, our second largest utility, the earnings of our regulated utilities can be affected by customer consumption patterns that are a function of weather conditions, price levels for natural gas and general economic conditions that may impact our customers’ ability to pay for gas consumed. We have various mechanisms, such as weather normalization mechanisms at our utilities and weather derivative instruments that limit our exposure to weather changes within typical ranges in their respective service areas. During 2013, colder-than-normal weather increased our operating margin at our utilities, primarily at Nicor Gas by $12 million compared to expected levels based on 10-year normal weather. During 2012, warmer-than-normal weather decreased our operating margin by $24 million.

Glossary

In millions	2013	2012
EBIT - prior year	$532	$412

Operating margin
Increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light	31	15
Increased operating margin from Nicor Gas as a result of the Nicor merger in December 2011	-	581
Increased rider revenues primarily as a result of energy efficiency program recoveries at Nicor Gas	19	15
Increased (decreased) operating margin mainly driven by weather, customer usage and customer growth	45	(6)
(Decreased) increased margin from gas storage carrying amounts at Atlanta Gas Light	(5)	2
Other	(1)	1
Increase in operating margin	89	608

Operating expenses
Increased (decreased) incentive compensation costs that reflect year over year performance	37	(7)
Increased rider expenses primarily as a result of energy efficiency programs at Nicor Gas	19	15
Increased depreciation expense as a result of increased PP&E from infrastructure additions and improvements	15	8
Increased (decreased) bad debt expenses as a result of change in natural gas prices and weather	4	(5)
Increased outside services and other expenses mainly as a result of maintenance programs	3	6
Increased expenses for Nicor Gas as a result of the Nicor merger in December 2011	-	461
Decreased depreciation expense at Nicor Gas due to deprecation study approval effective August 30, 2013	(19)	-
Decreased operation and maintenance expense at Nicor Gas related to the 2012 PBR accrual	(8)	-
(Decreased) increased pension and health benefits expenses primarily related to retiree health care costs and change in actuarial gains and losses	(6)	13
Increase in operating expenses	45	491
Increase in other income primarily from AFUDC equity from STRIDE Projects at Atlanta Gas Light	6	3
EBIT - current year	$582	$532

In accordance with an order issued by the Georgia Commission, where AGL Resources makes a business acquisition that reduces the cost allocated or charged to Atlanta Gas Light for shared services, the net savings to Atlanta Gas Light will be shared equally between the firm customers of Atlanta Gas Light and our shareholders for a ten-year period. In December 2013 we filed a Report of Synergy Savings with the Georgia Commission in connection with the Nicor acquisition. If and when approved, the net savings should result in annual rate reductions to the firm customers of Atlanta Gas Light of $5 million. We expect the Georgia Commission to rule on the report in the second quarter of 2014.

Retail Operations

Our retail operations segment, which consists of several businesses that provide energy-related products and services to retail markets, also is weather sensitive and uses a variety of hedging strategies, such as weather derivative instruments and other risk management tools, to partially mitigate potential weather impacts. During 2013, colder-than-normal weather increased operating margin by $9 million. During 2012, warmer-than-normal weather decreased operating margin by $9 million. Additionally, during 2013, our retail operations’ EBIT was favorably impacted by $12 million as a result of the acquisition of additional customer and service contracts.

In millions	2013	2012
EBIT - prior year	$116	$93

Operating margin
Increased margin as a result of the Nicor merger in December 2011	-	76
Increased (decreased) operating margin primarily related to average customer usage in Georgia due to demand and weather, net of weather hedges	17	(10)
Increased margin primarily due to acquisitions in January and June 2013 and expansions into additional retail energy markets	35	-
(Decrease) increase related to change in gas costs and from retail price spreads, partially offset by changes to customer portfolio	(11)	10
Storage inventory write-down (LOCOM) adjustment	3	1
Other	3	2
Increase in operating margin	47	79

Operating expenses
Increased expenses as a result of the Nicor merger in December 2011	-	59
Increased expenses primarily due to acquisitions in January and June 2013	23	-
Increased (decreased) bad debt expenses related to change in natural gas prices and weather	3	(5)
Other	-	2
Increase in operating expenses	26	56
EBIT - current year	$137	$116

Glossary

Wholesale Services

Our wholesale services segment is involved in asset management and optimization, storage, transportation, producer and peaking services, natural gas supply, natural gas services and wholesale marketing. EBIT for our wholesale services segment is impacted by volatility in the natural gas market arising from a number of factors including weather fluctuations and changes in supply or demand for natural gas in different regions of the country. We principally use physical and financial arrangements to reduce the risks associated with fluctuations in market conditions and changing commodity prices. These economic hedges may not qualify, or are not designated for, hedge accounting treatment. As a result, our reported earnings for wholesale services reflect changes in the fair values of certain derivatives. These values may change significantly from period to period and are reflected as gains or losses within our operating revenues.

In millions	2013	2012
EBIT - prior year	$(3)	$5

Operating margin
Change in commercial activity in 2013 largely driven by the withdrawal of a portion of the storage inventory economically hedged at the end of 2012, weather and increased cash optimization opportunities in the supply-constrained Northeast corridor	84	5
Change in value of storage hedges as a result of changes in NYMEX natural gas prices	(30)	(23)
Change in value of transportation and forward commodity hedges from price movements related to natural gas transportation positions (1)	(70)	(11)
Change in storage inventory LOCOM adjustment, net of estimated recoveries	3	22
Decrease in operating margin	(13)	(7)

Operating expenses
Decreased expenses due to sale of Compass Energy in May 2013	(4)	-
Increased payroll, benefits and incentive compensation costs, offset by lower other costs	2	2
(Decrease) increase in operating expenses	(2)	2
Gain on sale of Compass Energy	11	-
(Decrease) increase in other income	(1)	1
EBIT - current year	$(4)	$(3)
(1)	2011 excluded forward commodity hedge losses associated with counterparty bankruptcy and Marcellus take-away constraint losses.

Change in commercial activity The commercial activity at wholesale services includes recognized storage and transportation values that were generated in prior periods, which reflect the impact of prior period hedge gains and losses as associated physical transactions occur in the period. Additionally, the commercial activity includes operating margin generated and recognized in the current period. For 2013, commercial activity increased significantly due to:

•	increased cash optimization opportunities related to certain of our transportation portfolio positions, particularly in the Northeastern U.S.
•
    the recognition of operating margin resulting from the withdrawal of storage inventory hedged at the end of 2012 that was included in the storage withdrawal schedule with a value of $27 million as of December 31, 2012

•	the effects of colder weather

The 2012 change in commercial activity was primarily due to losses in 2011 associated with constraints of natural gas purchased from producers in the Marcellus shale gas producing region and credit losses associated with a counterparty that filed for bankruptcy during 2011. Commercial activity in 2012 was also impacted by the abundance of natural gas supply due to shale production, which reduced price volatility and transportation spreads. Additionally, 2012 was one of the warmest years in recorded history causing a reduction in customer demand and transportation spreads.

Change in storage and transportation hedges Seasonal (storage) and geographical location (transportation) spreads and overall natural gas price volatility continued to remain low relative to historical periods. Storage hedge losses in 2013 are primarily due to the increase in natural gas prices during the fourth quarter of 2013 as compared to storage hedge gains last year resulting from a downward movement in the natural gas prices. Losses in our transportation hedge positions in 2013 are the result of widening transportation basis spreads, associated with colder-than-normal weather and higher demand during the second half of 2013 experienced at natural gas receipt and delivery points primarily in the Northeast corridor related to natural gas transportation constraints in the region. These losses are temporary and based on current expectations will be recovered in 2014 through 2016 (with the majority recognized in 2014) via the physical flow of natural gas and utilization of the contracted transportation capacity. The following table indicates the components of wholesale services’ operating margin for the periods presented.

In millions	2013	2012	2011
Commercial activity recognized	$127	$43	$38
(Loss) gain on transportation and forward commodity hedges	(73)	(3)	8
(Loss) gain on storage hedges	(16)	14	37
Inventory LOCOM adjustment, net of estimated current period recoveries	(1)	(4)	(26)
Operating margin	$37	$50	$57

For more information on Sequent’s expected operating revenues from its storage inventory and transportation and forward commodity hedges in 2014 and discussion of commercial activity, see Item 1 “Business” set forth in Exhibit 99.1 to this Form 8-K under the caption Wholesale Services.

Glossary

Midstream Operations

Our midstream operations segment’s primary activity is operating non-utility storage and pipeline facilities including the development, acquisition and operation of high-deliverability underground natural gas storage assets. Our midstream operations segment also includes an equity investment in Sawgrass Storage, a joint venture between us and a privately held energy exploration and production company. The joint venture decided in December 2013 to terminate the development of the Sawgrass Storage facility. For more information, see Note 10 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

In millions	2013	2012
EBIT - prior year	$10	$9

Operating margin
Decreased margin from Central Valley Storage as a result of hedge gains in 2012 that did not occur in 2013; increased in 2012 due to the Nicor merger in December 2011	(2)	8
Decreased revenues at Jefferson Island as a result of lower subscription rates	(3)	(4)
Increased revenues primarily at Golden Triangle as a result of Cavern 2 beginning commercial service in 2012 and Cavern 1 working gas capacity project in 2013, as well as revenue due to entry into LNG markets	-	5
(Decrease) increase in operating margin	(5)	9

Operating expenses
Increased expense from Central Valley Storage as a result of the Nicor Merger in December 2011 and the facility beginning commercial service during the second quarter of 2012	4	7
Increased operating and depreciation expenses primarily due to entry into the LNG markets and Cavern 2 at Golden Triangle beginning commercial service in 2012	4	3
Increase in operating expenses	8	10

Impairment loss at Sawgrass Storage	(8)	-
Increase in other income from equity interest in Horizon Pipeline	1	2
Other (expense) income	(7)	2
EBIT - current year	$(10)	$10

Liquidity and Capital Resources

Overview The acquisition of natural gas and pipeline capacity, payment of dividends and funding of working capital needs primarily related to our natural gas inventory are our most significant short-term financing requirements. The liquidity required to fund these short-term needs is primarily provided by our operating activities, and any needs not met, are primarily satisfied with short-term borrowings under our commercial paper programs, which are supported by the AGL Credit Facility and the Nicor Gas Credit Facility. For more information on the seasonality of our short-term borrowings, see “Short-term Debt” later in this section.

The need for long-term capital is driven primarily by capital expenditures and maturities and refinancing of long-term debt. Periodically, we raise funds supporting our long-term cash needs from the issuance of long-term debt or equity securities. We regularly evaluate our funding strategy and profile to ensure that we have sufficient liquidity for our short-term and long-term needs in a cost-effective manner. Consistent with this strategy, in May 2013 we issued $500 million in 30-year senior notes with a 4.4% fixed interest rate.

Our financing activities, including long-term and short-term debt and equity, are subject to customary approval or review by state and federal regulatory bodies, including the various commissions of the states in which we conduct business. Certain financing activities we undertake may also be subject to approval by state regulatory agencies. A substantial portion of our consolidated assets, earnings and cash flows is derived from the operation of our regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to us is subject to regulation. Nicor Gas is restricted by regulation in the amount it can dividend or loan to affiliates and is not permitted to make money pool loans to affiliates. Dividends are allowed only to the extent of Nicor Gas’ retained earnings balance, which was $499 million at December 31, 2013.

We believe the amounts available to us under our long-term debt, AGL Credit Facility and Nicor Gas Credit Facility, through the issuance of debt and equity securities, combined with cash provided by operating activities, will continue to allow us to meet our needs for working capital, pension and retiree welfare benefits, capital expenditures, anticipated debt redemptions, interest payments on debt obligations, dividend payments and other cash needs through the next several years. Our ability to satisfy our working capital requirements and our debt service obligations, or fund planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions), and financial, business and other factors, some of which we are unable to control. These factors include, among others, regulatory changes, the price of and demand for natural gas, and operational risks.

Glossary

Our capitalization and financing strategy is intended to ensure that we are properly capitalized with the appropriate mix of equity and debt securities. This strategy includes active management of the percentage of total debt relative to total capitalization, appropriate mix of debt with fixed to floating interest rates (our variable debt target is 20% to 45% of total debt), as well as the term and interest rate profile of our debt securities.

As of December 31, 2013, our variable-rate debt was $1.4 billion, or 28%, of our total debt, compared to $1.5 billion, or 32%, as of December 31, 2012. The decrease was primarily due to decreased commercial paper borrowings. For more information on our debt, see Note 8 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

We will continue to evaluate our need to increase available liquidity based on our view of working capital requirements, including the impact of changes in natural gas prices, liquidity requirements established by rating agencies and other factors. See Item 1A, “Risk Factors” in our 2013 Form 10-K for additional information on items that could impact our liquidity and capital resource requirements.

Short-term Debt The following table provides additional information on our short-term debt throughout the year.

In millions	Year-end balance outstanding (1)	Daily average balance outstanding (2)	Minimum balance outstanding (2)	Largest balance outstanding (2)
Commercial paper - AGL Capital	$857	$777	$380	$1,064
Commercial paper - Nicor Gas	314	99	-	340
Senior Notes - Current Portion	-	64	-	225
Capital leases - Current Portion	-	-	-	1
Total short-term debt and current portions of long-term debt and capital leases	$1,171	$940	$380	$1,630
(1)	As of December 31, 2013.
(2)
For the twelve months ended December 31, 2013. The minimum and largest balances outstanding for each debt instrument occurred at different times during the year. Consequently, the total balances are not indicative of actual borrowings on any one day during the year.

The largest, minimum and daily average balances borrowed under our commercial paper programs are important when assessing the intra-period fluctuations of our short-term borrowings and potential liquidity risk. The fluctuations are due to our seasonal cash requirements to fund working capital needs, in particular the purchase of natural gas inventory, margin calls and collateral.

Cash requirements generally increase between June and December as we purchase natural gas in advance of the Heating Season. The timing differences of when we pay our suppliers for natural gas purchases and when we recover our costs from our customers through their monthly bills can significantly affect our cash requirements. Our short-term debt balances are typically reduced during the Heating Season, as a significant portion of our current assets, primarily natural gas inventories, are converted into cash.

The AGL Credit Facility and the Nicor Gas Credit Facility can be drawn upon to meet working capital and other general corporate needs. The interest rates payable on borrowings under these facilities are calculated either at the alternative base rate, plus an applicable margin, or LIBOR, plus an applicable interest margin. The applicable interest margin used in both interest rate calculations will vary according to AGL Capital’s and Nicor Gas’ current credit ratings.

In November 2013, the lenders for our two credit facilities consented to our request to extend the maturity date of each facility by one year, in accordance with the terms of the respective agreements. The AGL Credit Facility and Nicor Gas Credit Facility maturity dates were extended to November 10, 2017 and December 15, 2017, respectively. The terms, conditions and pricing under the agreements remain unchanged. At December 31, 2013 and 2012, we had no outstanding borrowings under either credit facility.

The timing of natural gas withdrawals is dependent on the weather and natural gas market conditions, both of which impact the price of natural gas. Increasing natural gas commodity prices can have a significant impact on our commercial paper borrowings. Based on current natural gas prices and our expected purchases during the upcoming injection season, we believe that we have sufficient liquidity to cover our working capital needs.

The lenders under our credit facilities and lines of credit are major financial institutions with $2.2 billion of committed balances and all had investment grade credit ratings as of December 31, 2013. It is possible that one or more lending commitments could be unavailable to us if the lender defaulted due to lack of funds or insolvency. However, based on our current assessment of our lenders’ creditworthiness, we believe the risk of lender default is minimal. Commercial paper borrowings reduce availability of these credit facilities.

Long-term Debt Our long-term debt matures more than one year from December 31, 2013 and consists of medium-term notes: Series A, Series B, and Series C, which we issued under an indenture dated December 1989; senior notes; first mortgage bonds; and gas facility revenue bonds.

Glossary

Our long-term cash requirements primarily depend upon the level of capital expenditures, long-term debt maturities and decisions to refinance long-term debt. The following table summarizes our long-term debt issuances over the last three years.

	Issuance Date	Amount (in millions)	Term (in years)	Interest rate
Gas facility revenue bonds	(1)	$200	10-20	Floating rate
Senior notes (2)	May 2013	$500	30	4.4%
Senior notes - Series A (3) (4)	October 2011	$120	5	1.9%
Senior notes - Series B (3)	October 2011	$155	7	3.5%
Senior notes (3)	September 2011	$200	30	5.9%
Senior notes (3)	September 2011	$300	10	3.5%
Senior notes (5)	March 2011	$500	30	5.9%
(1)
During the first quarter of 2013, we refinanced the gas facility revenue bonds. We had no cash receipts or payments in connection with the refinancing. See Note 8 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for more information.

(2)	The net proceeds were used to repay a portion of AGL Capital’s commercial paper, including $225 million we borrowed to repay our senior notes that matured on April 15, 2013.
(3)	The net proceeds were used to pay a portion of the cash consideration and expenses incurred in connection with the Nicor merger.
(4)	In October 2014 the interest rate for these senior notes will change to a floating rate.
(5)
The net proceeds were used to repay a portion of AGL Capital’s commercial paper, including $300 million we borrowed to repay our senior notes that matured on January 14, 2011. The remaining proceeds were used to pay a portion of the cash consideration and expenses incurred in connection with the Nicor merger.

Credit Ratings Our borrowing costs and our ability to obtain adequate and cost-effective financing are directly impacted by our credit ratings, as well as the availability of financial markets. Credit ratings are important to our counterparties when we engage in certain transactions, including OTC derivatives. It is our long-term objective to maintain or improve our credit ratings in order to manage our existing financing costs and enhance our ability to raise additional capital on favorable terms.

Credit ratings and outlooks are opinions subject to ongoing review by the rating agencies and may periodically change. The rating agencies regularly review our financial performance and financial condition and reevaluate their ratings of our long-term debt and short-term borrowings, our corporate ratings and our ratings outlook. There is no guarantee that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. A credit rating is not a recommendation to buy, sell or hold securities and each rating should be evaluated independently of other ratings.

Factors we consider important to assessing our credit ratings include our Consolidated Statements of Financial Position, leverage, capital spending, earnings, cash flow generation, available liquidity and overall business risks. We do not have any triggering events in our debt instruments that are tied to changes in our specified credit ratings or our stock price and have not entered into any agreements that would require us to issue equity based on credit ratings or other trigger events. As of December 31, 2013, if our credit rating had fallen below investment grade, we would have been required to provide collateral of $11 million to continue conducting business with certain customers. The following table summarizes our credit ratings as of January 31, 2014 and reflects upgrades by Moody’s for certain of our ratings compared to December 31, 2012.

	AGL Resources			Nicor Gas
	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch
Corporate rating	BBB+	n/a	BBB+	BBB+	n/a	A
Commercial paper	A-2	P-2	F2	A-2	P-1	F1
Senior unsecured	BBB+	A3	BBB+	BBB+	A2	A+
Senior secured	n/a	n/a	n/a	A	Aa3	AA-
Ratings outlook	Stable	Stable	Stable	Stable	Stable	Stable

A downgrade in our current ratings, particularly below investment grade, would increase our borrowing costs and could limit our access to the commercial paper market. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

Default Provisions Our debt instruments and other financial obligations include provisions that, if not complied with, could require early payment or similar actions. Our credit facilities contain customary events of default, including, but not limited to, the failure to comply with certain affirmative and negative covenants, cross-defaults to certain other material indebtedness and a change of control.

Our credit facilities contain certain non-financial covenants that, among other things, restrict liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, asset dispositions, mergers and consolidations, and other matters customarily restricted in such agreements.

Our credit facilities each include a financial covenant that requires us to maintain a ratio of total debt to total capitalization of no more than 70% at the end of any fiscal month. However, we typically seek to maintain these ratios at levels between 50% and 60%, except for temporary increases related to the timing of acquisition and financing activities. Adjusting for these items, the following table contains our debt-to-capitalization ratios for December 31, which are below the maximum allowed.

Glossary

	AGL Resources		Nicor Gas
	2013	2012	2013	2012
Debt-to-capitalization ratio as calculated from our Consolidated Statement of Financial Position	58%	59%	54%	55%
Adjustments (1)	(1)	(1)	1	-
Debt-to-capitalization ratio as calculated from our credit facilities	57%	58%	55%	55%
(1)
As defined in credit facilities, includes standby letters of credit, performance/surety bonds and excludes accumulated OCI items related to non-cash pension adjustments, other post-retirement benefits liability adjustments and accounting adjustments for cash flow hedges.

We were in compliance with all of our debt provisions and covenants, both financial and non-financial, as of December 31, 2013 and 2012. For more information on our default provisions, see Note 8 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Cash Flows

We prepare our Consolidated Statements of Cash Flows using the indirect method. Under this method, we reconcile net income to cash flows from operating activities by adjusting net income for those items that impact net income but may not result in actual cash receipts or payments during the period. These reconciling items include depreciation and amortization, changes in derivative instrument assets and liabilities, deferred income taxes, gains or losses on the sale of assets and changes in the Consolidated Statements of Financial Position for working capital from the beginning to the end of the period. The following table provides a summary of our operating, investing and financing cash flows for the last three years.

In millions	2013	2012	2011
Net cash provided by (used in) (1):
Operating activities	$960	$989	$453
Investing activities	(865)	(781)	(1,355)
Financing activities	(121)	(155)	933
Net (decrease) increase in cash and cash equivalents – continuing operations	(26)	53	31
Net increase in cash and cash equivalents - discontinued operations	-	9	14
Cash and cash equivalents (including held for sale) at beginning of period	131	69	24
Cash and cash equivalents (including held for sale) at end of period	105	131	69
Less cash and cash equivalents held for sale at end of period	24	23	14
Cash and cash equivalents (excluding held for sale) at end of period	$81	$108	$55
(1)	Includes activity for discontinued operations.

Cash Flow from Operating Activities 2013 compared to 2012 Our net cash flow provided by operating activities in 2013 was $960 million, a decrease of $29 million or 3% from 2012. The decrease was primarily related to decreased cash provided by (i) receivables, other than energy marketing, due to colder weather in 2013, which resulted in higher volumes primarily at distribution operations and retail operations that will be collected in future periods and (ii) deferred income taxes, due to the net change in mark to market activity at wholesale services combined with less cash provided from accelerated tax depreciation in 2013 than in 2012. This decrease in cash provided by operating activities was partially offset by increased cash provided by (i) lower payments for incentive compensation in 2013 as a result of reduced earnings in 2012 as compared to 2011 and (ii) trade payables, other than energy marketing, due to higher gas purchase volumes primarily at distribution operations and retail operations resulting from colder weather in 2013.

2012 compared to 2011 Our net cash flow provided by operating activities in 2012 was $989 million, an increase of $536 million or 118% from 2011. The increase was primarily related to the recovery of working capital from the companies acquired in the December 2011 merger with Nicor. Cash provided by operations changed $89 million driven by derivative financial instrument assets and liabilities, primarily a result of the change in forward NYMEX prices at wholesale services year-over-year, and $70 million driven by a decrease in Sequent's park and loan gas transactions due to lower volumes and decreased prices. Additionally, we had a $26 million increase in operating cash flow from Elizabethtown Gas’ recoverable derivative position as a result of changes in forward NYMEX prices. These increases were partially offset by a decrease in recovery of working capital during 2012 as a result of warmer-than-normal weather. Our increased operating cash flow in 2012 was also impacted by a decrease in cash used for margin deposits of $94 million due to the change in cash collateral value on our hedged positions and a $121 million decrease in trade payables mainly due to lower natural gas prices and purchased volumes in 2012.

Cash Flow from Investing Activities The increase in net cash flow used in investing activities was primarily a result of our $122 million acquisition of customer service contracts during the first quarter of 2013 and our $32 million acquisition of residential and commercial energy customer relationships in Illinois during the second quarter of 2013, both in our retail operations segment. This increase was partially offset by decreased spending for PP&E expenditures of $44 million a net decrease in short-term investments of $7 million and $12 million from the sale of Compass Energy.

Glossary

Our estimated PP&E expenditures for 2014 and our actual PP&E expenditures incurred in 2013, 2012 and 2011 are within the following categories and are quantified in the following table.

•	Distribution business - primarily includes new construction and infrastructure improvements
•
    Regulatory infrastructure programs - programs that update or expand our distribution systems and liquefied natural gas facilities to improve system reliability and meet operational flexibility and growth. These programs  include STRIDE at Atlanta Gas Light, SAVE at Virginia Natural Gas, and an enhanced infrastructure program at Elizabethtown Gas

•	Natural gas storage - underground natural gas storage facilities at Golden Triangle, Jefferson Island and Central Valley
•	Other - primarily includes information technology and building and leasehold improvements

In millions	2014 (1)	2013	2012	2011 (2)
Distribution business	$503	$421	$371	$159
Regulatory infrastructure programs	163	226	263	192
Natural gas storage	4	6	55	22
Other	99	78	86	54
Total	$769	$731	$775	$427
(1)	Estimated PP&E expenditures.
(2)	Only includes Nicor expenditures subsequent to the merger date of December 9, 2011.

Our PP&E expenditures were $731 million for the year ended December 31, 2013, compared to $775 million for the same period in 2012.The decrease of $44 million, or 6%, was primarily due to decreased spending of $49 million on our natural gas storage projects consisting of $35 million at Central Valley and $14 million at Golden Triangle. Additionally, capital expenditures decreased $35 million for strategic projects and $16 million for utility infrastructure enhancement projects at Elizabethtown Gas. These decreases were partially offset by increased expenditures of $54 million for regulatory infrastructure programs at Atlanta Gas Light and $9 million for accelerated infrastructure replacement program projects at Virginia Natural Gas.

Our PP&E expenditures were $775 million for the year ended December 31, 2012, compared to $427 million for the same period in 2011.The increase of $348 million, or 81%, was primarily due to $188 million of PP&E expenditures at Nicor Gas and $31 million of PP&E expenditures at Central Valley, both of which were acquired through our merger with Nicor in December 2011. Additionally, capital expenditures increased $63 million for pipeline replacement projects, $21 million for i-SRP projects and $10 million for i-CGP projects at Atlanta Gas Light, as well as $16 million for accelerated infrastructure replacement program projects at Virginia Natural Gas.

Our estimated expenditures for 2014 include discretionary spending for capital projects principally within the distribution business, regulatory infrastructure programs, natural gas storage and other categories. We continuously evaluate whether or not to proceed with these projects, reviewing them in relation to various factors, including our authorized returns on rate base, other returns on invested capital for projects of a similar nature, capital structure and credit ratings, among others. We will make adjustments to these discretionary expenditures as necessary based upon these factors.

Cash Flow from Financing Activities During 2013, we refinanced $200 million of our outstanding tax-exempt gas facility revenue bonds, $180 million of which were previously issued by the New Jersey Economic Development Authority and $20 million of which were previously issued by Brevard County, Florida. The refinancing involved a combination of the issuance of $60 million of refunding bonds to and the purchase of $140 million of existing bonds by a syndicate of banks. Our relationship with the syndicate of banks regarding the bonds is governed by an agreement that contains representations, warranties, covenants and default provisions consistent with our other financing arrangements. All of the bonds remain floating-rate instruments and we anticipate interest expense savings of approximately $2 million annually over the 5.5 year term of the agreement. AGL Resources had no cash receipts or payments in connection with the refinancing. The letters of credit providing credit support for the retired bonds, along with other related agreements, were terminated as a result of the refinancing.

In April 2013, our $225 million 4.45% senior notes matured. Repayment of these senior notes was funded through our commercial paper program. In May 2013, we issued $500 million in 30-year senior notes with net proceeds of $494 million used to repay a portion of AGL Capital’s commercial paper, including $225 million we borrowed to repay our senior notes that matured in April 2013.

Nicor Merger Financing The total value of the consideration paid to Nicor common shareholders was $2.5 billion. Upon closing the merger, we assumed the first mortgage bonds of Nicor Gas, which at December 31, 2011 had principal balances totaling $500 million and maturity dates between 2016 and 2038. These bonds were recorded at their estimated fair value of $599 million on the date the merger closed. Additionally, we assumed $424 million in short-term debt upon closing the merger.

During 2011, we secured the permanent debt financing we used to pay the cash portion of the purchase consideration. This included approximately $200 million from our $500 million in senior notes that were issued in March 2011, $500 million in senior notes that were issued in September 2011, and $275 million in senior unsecured notes that were issued in the private placement market in October 2011.

For more information on our financing activities, see short and long-term debt within “Liquidity and Capital Resources.”

Noncontrolling Interest We recorded cash distributions for SouthStar’s dividend distributions to Piedmont of $17 million in 2013, $14 million in 2012 and $16 million in 2011 in our Consolidated Statements of Cash Flows as financing activities. The primary reason for the increase in the distribution to Piedmont during the current year was increased earnings for 2012 compared to 2011 and a distribution of excess working capital from the joint venture in 2013. Additionally, we received $22.5 million from Piedmont in 2013 to maintain their 15% ownership interest after we contributed our Illinois Energy business to the SouthStar joint venture.

Dividends on Common Stock Our common stock dividend payments were $222 million in 2013, $203 million in 2012 and $148 million in 2011. The increases were generally the result of the annual dividend increase of $0.04 per share for each of the last three years. However, as a result of the Nicor merger, AGL Resources shareholders of record as of the close of business on December 8, 2011 received a pro rata dividend of $0.0989 per share for the stub period, which accrued from November 19, 2011 and totaled $7 million. The dividend payments made in February 2012 were reduced by this stub period dividend. For information about restrictions on our ability to pay dividends on our common stock, see Note 9 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Shelf Registration In July 2013, we filed a shelf registration statement with the SEC, which expires in 2016. Under this shelf registration statement, debt securities will be issued by AGL Capital and related guarantees will be issued by AGL Resources under an indenture dated as of February 20, 2001, as supplemented and modified, as necessary, among AGL Capital, AGL Resources and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series, subject to our AGL Credit Facility financial covenant related to total debt to total capitalization.

Off-balance sheet arrangements We have certain guarantees, as further described in Note 11 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K. We believe the likelihood of any such payment under these guarantees is remote. No liability has been recorded for these guarantees.

Contractual Obligations and Commitments We have incurred various contractual obligations and financial commitments in the normal course of business that are reasonably likely to have a material effect on liquidity or the availability of requirements for capital resources. Contractual obligations include future cash payments required under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related revenue-producing activities. Contingent financial commitments represent obligations that become payable only if certain predefined events occur, such as financial guarantees, and include the nature of the guarantee and the maximum potential amount of future payments that could be required of us as the guarantor. The following table illustrates our expected future contractual obligation payments and commitments and contingencies as of December 31, 2013.

							2019 &
In millions	Total	2014	2015	2016	2017	2018	thereafter
Recorded contractual obligations:

Long-term debt (1)	$3,706	$-	$200	$545	$22	$155	$2,784
Short-term debt	1,171	1,171	-	-	-	-	-
Environmental remediation liabilities (2)	447	70	82	80	48	63	104
Pipeline replacement program costs (2)	5	5	-	-	-	-	-
Total	$5,329	$1,246	$282	$625	$70	$218	$2,888

Unrecorded contractual obligations and commitments (3) (8):

Pipeline charges, storage capacity and gas supply (4)	$2,298	$733	$507	$299	$138	$102	$519
Interest charges (5)	2,899	185	175	161	147	145	2,086
Operating leases (6)	203	28	27	24	21	17	86
Asset management agreements (7)	19	8	5	4	2	-	-
Standby letters of credit, performance/surety bonds (8)	27	27	-	-	-	-	-
Other	5	1	2	2	-	-	-
Total	$5,451	$982	$716	$490	$308	$264	$2,691
(1)	Excludes the $82 million step up to fair value of first mortgage bonds, $16 million unamortized debt premium and $9 million interest rate swaps fair value adjustment.
(2)	Includes charges recoverable through base rates or rate rider mechanisms.
(3)	In accordance with GAAP, these items are not reflected in our Consolidated Statements of Financial Position.
(4)
Includes charges recoverable through a natural gas cost recovery mechanism or alternatively billed to Marketers and demand charges associated with Sequent. The gas supply balance includes amounts for Nicor Gas and SouthStar gas commodity purchase commitments of 31 Bcf at floating gas prices calculated using forward natural gas prices as of December 31, 2013, and is valued at $136 million. As we do for other subsidiaries, we provide guarantees to certain gas suppliers for SouthStar in support of payment obligations.

(5)
Floating rate interest charges are calculated based on the interest rate as of December 31, 2013 and the maturity date of the underlying debt instrument. As of December 31, 2013, we have $52 million of accrued interest on our Consolidated Statements of Financial Position that will be paid in 2014.

(6)
We have certain operating leases with provisions for step rent or escalation payments and certain lease concessions. We account for these leases by recognizing the future minimum lease payments on a straight-line basis over the respective minimum lease terms, in accordance with authoritative guidance related to leases. Our operating leases are primarily for real estate.

(7)	Represent fixed-fee minimum payments for Sequent’s affiliated asset management agreements.
(8)	We provide guarantees to certain municipalities and other agencies and certain gas suppliers of SouthStar in support of payment obligations.

Standby letters of credit and performance/surety bonds. We also have incurred various financial commitments in the normal course of business. Contingent financial commitments represent obligations that become payable only if certain predefined events occur, such as financial guarantees, and the maximum potential amount of future payments that could be required of us as the guarantor. We would expect to fund these contingent financial commitments with operating and financing cash flows.

Pension and other retirement obligations. Generally, our funding policy is to contribute annually an amount that will at least equal the minimum amount required to comply with the Pension Protection Act. We calculate any required pension contributions using the traditional unit credit cost method; however, additional voluntary contributions are periodically made. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The contributions represent the portion of the other retirement costs which we are responsible for under the terms of our plan and minimum funding required by state regulatory commissions.

The state regulatory commissions in all of our jurisdictions, except Illinois, have phase-ins that defer a portion of the retirement benefit expenses for retirement plans other than pensions for future recovery. We recorded a regulatory asset for these future recoveries of $108 million as of December 31, 2013 and $215 million as of December 31, 2012. In Illinois, all accrued retirement plan expenses are recovered through base rates. See Note 6 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional information about our pension and other retirement plans.

In 2013, no contributions were required to our qualified pension plans. In 2012, we contributed $40 million to these qualified pension plans. Effective December 31, 2012, we merged the NUI Pension and Nicor Pension plans into the AGL Pension plan. Based on the estimated funded status of the merged AGL Pension plan, we do not expect any required contribution to the plan in 2014. We may, at times, elect to contribute additional amounts to the AGL Pension Plan in accordance with the funding requirements of the Pension Protection Act.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes. Those judgments and estimates have a significant effect on our financial statements, primarily due to the need to make estimates about the effects of matters that are inherently uncertain. Actual results could differ from those estimates. We frequently reevaluate our judgments and estimates that are based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances. The following is a summary of our most critical accounting policies, which represent those that may involve a higher degree of uncertainty, judgment and complexity. Our significant accounting policies are described in Note 2 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Accounting for Rate-Regulated Subsidiaries

We account for the financial effects of regulation in accordance with authoritative guidance related to regulated entities whose rates are designed to recover the costs of providing service. In accordance with this guidance, incurred costs and estimated future expenditures that would otherwise be charged to expense in the current period are capitalized as regulatory assets when it is probable that such costs or expenditures will be recovered in rates in the future. Similarly, we recognize regulatory liabilities when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for estimated expenditures that have not yet been incurred. Generally, regulatory assets are amortized into expense and regulatory liabilities are amortized into income over the period authorized by the regulatory commissions. At December 31, 2013, our regulatory assets were $899 million and regulatory liabilities were $1.7 billion. At December 31, 2012, our regulatory assets were $1.1 billion and regulatory liabilities were $1.6 billion.

Glossary

We believe our regulatory assets are probable of recovery. Base rates are designed to provide both a recovery of cost and a return on investment during the period rates are in effect. As such, all of our regulatory assets recoverable through base rates are subject to review by the respective state regulatory commission during future rate proceedings. We are not aware of any evidence that these costs will not be recoverable through either rate riders or base rates, and we believe that we will be able to recover such costs consistent with our historical recoveries. In the event that the provisions of authoritative guidance related to regulated operations were no longer applicable, we would recognize a write-off of regulatory assets that would result in a charge to net income and be classified as an extraordinary item. Additionally, while some regulatory liabilities would be written off, others may continue to be recorded as liabilities but not as regulatory liabilities.

Although the natural gas distribution industry is competing with alternative fuels, primarily electricity, our utility operations continue to recover their costs through cost-based rates established by the state regulatory commissions. As a result, we believe that the accounting prescribed under the guidance remains appropriate. It is also our opinion that all regulatory assets are probable of recovery in future rate proceedings, and therefore we have not recorded any regulatory assets that are recoverable but are not yet included in base rates or contemplated in a rate rider. The regulatory liabilities that do not represent revenue collected from customers for expenditures that have not yet been incurred are refunded to ratepayers through a rate rider or base rates. If the regulatory liability is included in base rates, the amount is reflected as a reduction to the rate base in setting rates.

The majority of our regulatory assets and liabilities are included in base rates except for the recoverable regulatory infrastructure program costs, recoverable ERC, energy efficiency plans, the bad debt rider and accrued natural gas costs, which are recovered through specific rate riders on a dollar-for-dollar basis. The rate riders that authorize the recovery of regulatory infrastructure program costs and natural gas costs include both a recovery of cost and a return on investment during the recovery period. Nicor Gas’ rate riders for environmental costs and energy efficiency costs provide a return of investment and expense including short-term interest on reconciliation balances. However, there is no interest associated with the under or over collections of bad debt expense.

Our natural gas distribution operations and certain regulated transmission and storage operations meet the criteria of a cost-based, rate-regulated entity under accounting principles generally accepted in the U.S. Accordingly, the financial results of these operations reflect the effects of the ratemaking and accounting practices and policies of the various regulatory commissions to which we are subject.

As a result, certain costs that would normally be expensed under accounting principles generally accepted in the U.S. are permitted to be capitalized or deferred on the balance sheet because it is probable that they can be recovered through rates. Further, regulation may impact the period in which revenues or expenses are recognized. The amounts to be recovered or recognized are based upon historical experience and our understanding of the regulations.

Discontinuing the application of this method of accounting for regulatory assets and liabilities could significantly increase our operating expenses, as fewer costs would likely be capitalized or deferred on the balance sheet, which could reduce our net income. Assets and liabilities recognized as a result of rate regulation would be written off as extraordinary items in income for the period in which the discontinuation occurred. A write-off of all our regulatory assets and regulatory liabilities at December 31, 2013, would result in 6% and 15% decreases in total assets and total liabilities, respectively. For more information on our regulated assets and liabilities, see Note 3 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Impairment of Goodwill and Long-Lived Assets, including Intangible Assets

Goodwill We do not amortize our goodwill, but test it for impairment at the reporting unit level during the fourth fiscal quarter or more frequently if impairment indicators arise. These indicators include, but are not limited to, a significant change in operating performance, the business climate, legal or regulatory factors, or a planned sale or disposition of a significant portion of the business. A reporting unit is the operating segment, or a business one level below the operating segment (a component), if discrete financial information is prepared and regularly reviewed by management. Components are aggregated if they have similar economic characteristics.

As part of our impairment test, an initial assessment is made by comparing the fair value of a reporting unit with its carrying value, including goodwill. If the fair value is less than the carrying value, an impairment is indicated, and we must perform a second test to quantify the amount of the impairment. In the second test, we calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the entire reporting unit determined in step one of the assessment. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, we record an impairment charge. To estimate the fair value of our reporting units, we use two generally accepted valuation approaches, an income approach and a market approach, using assumptions consistent with a market participant’s perspective.

Under the income approach, fair value is determined based upon the present value of estimated future cash flows discounted at an appropriate risk-free rate that takes into consideration the time value of money, inflation and the risks inherent in ownership of the business being valued. These forecasts contain a degree of uncertainty, and changes in these projected cash flows could significantly increase or decrease the estimated fair value of the reporting unit. For the regulated reporting units, a fair recovery of and return on costs prudently incurred to serve customers is assumed. An unfavorable outcome in a rate case could cause the fair value of these reporting units to decrease. Key assumptions used in the income approach included return on equity for the regulated reporting units, long-term growth rates used to determine terminal values at the end of the discrete forecast period, and a discount rate. The discount rate is applied to estimated future cash flows and is one of the most significant assumptions used to determine fair value under the income approach. As interest rates rise, the calculated fair values will decrease. The terminal growth rate is based on a combination of historical and forecasted statistics for real gross domestic product and personal income for each utility service area.

Glossary

Under the market approach, fair value is determined by applying market multiples to forecasted cash flows. This method uses metrics from similar publicly traded companies in the same industry to determine how much a knowledgeable investor in the marketplace would be willing to pay for an investment in a similar company.

The goodwill impairment testing develops a baseline test and performs a sensitivity analysis to calculate a reasonable valuation range. The sensitivities are derived by altering those assumptions which are subjective in nature and inherent to a discounted cash flows calculation. We weight the results of the two valuation approaches to estimate the fair value of each reporting unit.

The significant assumptions that drive the estimated fair values of our reporting units are projected cash flows, discount rates, growth rates, weighted average cost of capital (WACC) and market multiples. Due to the subjectivity of these assumptions, we cannot provide assurance that future analyses will not result in impairment as a future impairment depends on market and economic factors affecting fair value. Our annual goodwill impairment analysis in the fourth quarter of 2013 indicated that the estimated fair value of all but one of our reporting units with goodwill was in excess of the carrying value by approximately 20% to almost 500%, and none of the reporting units were at risk of failing step one of the impairment test.

Within our midstream operations segment, the estimated fair value of the storage and fuels reporting unit with $14 million of goodwill, exceeded its carrying value by less than 5% and is at risk of failing the step one test. The discounted cash flow model used in the goodwill impairment test for this reporting unit assumed discrete period revenue growth through fiscal 2021 to reflect the recovery of subscription rates, stabilization of earnings and establishment of a reasonable base year off of which we estimated the terminal value. In the terminal year we assumed a long-term earnings growth rate of 2.5% that we believe is appropriate given the current economic and industry-specific expectations. As of the valuation date, we utilized a WACC of 7.0%, which we believe is appropriate as it reflects the relative risk, the time value of money, and is consistent with the peer group of this reporting unit as well as the discount rate that was utilized in our 2012 annual goodwill impairment test.

The cash flow forecast for the storage and fuels reporting unit assumed earnings growth over the next eight years. Should this growth not occur, this reporting unit will likely fail step one of a goodwill impairment test in a future period. Along with any reductions to our cash flow forecast, changes in other key assumptions used in our 2013 annual impairment analysis may result in the requirement to proceed to step two of the goodwill impairment test in future periods. For more information, see “Acquisitions” in Note 2 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

We will continue to monitor this reporting unit for impairment and note that continued declines in contracted capacity or subscription rates, declines for a sustained period at the current market rates or other changes to the key assumptions and factors used in this analysis may result in future failure of the step 1 goodwill impairment test and may also result in a future impairment of goodwill. If subscription rates and subscribed volumes decline, the estimated future cash flows will decrease from our current estimates. As of December 31, 2013, we estimate that 15% of our future cash flows will be received over the next 10 years, an additional 20% over the following 10 years and 65% in periods thereafter over the remaining useful lives of our storage facilities. The risk of impairment of the underlying long-lived assets is not estimated to be significant because the assets have long remaining useful lives and authoritative accounting guidance requires such assets to be tested for impairment based on the basis of undiscounted cash flows over their remaining useful lives.

Long-Lived Assets We depreciate or amortize our long-lived assets and other intangible assets, over their estimated useful lives. Currently, we have no indefinite-lived intangible assets. We assess our long-lived assets and other intangible assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. When such events or circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value will be recovered through the expected future cash flows. An impairment is indicated if the carrying amount of a long-lived asset exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If an impairment is indicated, we record an impairment loss equal to the difference between the carrying value and the fair value of the long-lived asset.

We determined that there were no long-lived asset impairments in 2013; however, if our storage facilities within midstream operations experience further natural gas price declines or a prolonged slow recovery, future analyses may result in an impairment of long-lived assets.

Glossary

Derivatives and Hedging Activities

The authoritative guidance to determine whether a contract meets the definition of a derivative instrument, contains an embedded derivative requiring bifurcation, or qualifies for hedge accounting treatment is voluminous and complex. The treatment of a single contract may vary from period to period depending upon accounting elections, changes in our assessment of the likelihood of future hedged transactions or new interpretations of accounting guidance. As a result, judgment is required in determining the appropriate accounting treatment. In addition, the estimated fair value of derivative instruments may change significantly from period to period depending upon market conditions, and changes in hedge effectiveness may impact the accounting treatment.

The authoritative guidance related to derivatives and hedging requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the Consolidated Statements of Financial Position as either an asset or liability measured at its fair value. However, if the derivative transaction qualifies for and is designated as a normal purchase or normal sale, it is exempted from fair value accounting treatment and is, instead, subject to traditional accrual accounting. We utilize market data or assumptions that market participants would use in pricing the derivative asset or liability, including assumptions about risk and the risks inherent in the inputs of the valuation technique.

The authoritative accounting guidance requires that changes in the derivatives’ fair value are recognized concurrently in earnings unless specific hedge accounting criteria are met. If the derivatives meet those criteria, the guidance allows derivative gains and losses to offset related results of the hedged item in the income statement in the case of a fair value hedge, or to record the gains and losses in OCI until the hedged transaction occurs in the case of a cash flow hedge. Additionally, the guidance requires that a company formally designate a derivative as a hedge as well as document and assess the effectiveness of derivatives associated with transactions that receive hedge accounting treatment.

Nicor Gas and Elizabethtown Gas utilize derivative instruments to hedge the price risk for the purchase of natural gas for customers. These derivatives are reflected at fair value and are not designated as accounting hedges. Realized gains or losses on such instruments are included in the cost of gas delivered and are passed through directly to customers, subject to review by the applicable state regulatory commissions, and therefore have no direct impact on earnings. Unrealized changes in the fair value of these derivative instruments are deferred as regulatory assets or liabilities.

We use derivative instruments primarily to reduce the impact to our results of operations due to the risk of changes in the price of natural gas. The fair value of natural gas derivative instruments used to manage our exposure to changing natural gas prices reflects the estimated amounts that we would receive or pay to terminate or close the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts. For the derivatives utilized in retail operations and wholesale services that are not designated as accounting hedges, changes in fair value are reported as gains or losses in our results of operations in the period of change. Retail operations records derivative gains or losses arising from cash flow hedges in OCI and reclassifies them into earnings in the same period that the underlying hedged item is recognized in earnings.

Additionally, as required by the authoritative guidance, we are required to classify our derivative assets and liabilities based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy. The determination of the fair value of our derivative instruments incorporates various factors required under the guidance. These factors include:

    •  the credit worthiness of the counterparties involved and the impact of credit enhancements (such as cash deposits and letters of credit);
    •  events specific to a given counterparty; and
    •  the impact of our nonperformance risk on our liabilities.

We have recorded derivative instrument assets of $119 million at December 31, 2013 and $144 million at December 31, 2012. Additionally, we have recorded derivative liabilities of $80 million at December 31, 2013 and $39 million at December 31, 2012. We recorded losses on our Consolidated Statements of Income of $97 million in 2013 and gains of $10 million in 2012 and $24 million in 2011.

If there is a significant change in the underlying market prices or pricing assumptions we use in pricing our derivative assets or liabilities, we may experience a significant impact on our financial position, results of operations and cash flows. Our derivative and hedging activities are described in further detail in Note 2 and Note 5 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K and Item 1, “Business” set forth in Exhibit 99.1 to this Form 8-K.

Glossary

Contingencies

Our accounting policies for contingencies cover a variety of activities that are incurred in the normal course of business and generally relate to contingencies for potentially uncollectible receivables, and legal and environmental exposures. We accrue for these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered, and an amount can be reasonably estimated. We base our estimates for these liabilities on currently available facts and our estimates of the ultimate outcome or resolution of the liability in the future.

Actual results may differ from estimates, and estimates can be, and often are, revised either negatively or positively depending on actual outcomes or changes in the facts or expectations surrounding each potential exposure. Changes in the estimates related to contingencies could have a negative impact on our consolidated results of operations, cash flows or financial position. Our contingencies are further discussed in Note 11 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K.

Pension and Other Retirement Plans

Our pension and other retirement plan costs and liabilities are determined on an actuarial basis and are affected by numerous assumptions and estimates. We annually review the estimates and assumptions underlying our pension and other retirement plan costs and liabilities and update them when appropriate. The critical actuarial assumptions used to develop the required estimates for our pension and other retirement plans include the following key factors:

    •   assumed discount rates;
    •   expected return on plan assets;
    •   the market value of plan assets;
    •   assumed mortality table;
    •   assumed health care costs;
    •   assumed compensation increases;
    •   assumed rates of retirement; and
    •   assumed rates of termination.

The discount rate is utilized in calculating the actuarial present value of our pension and other retirement obligations and our annual net pension and other retirement costs. When establishing our discount rate, with the assistance of our actuaries, we consider high-grade bond indices. The single equivalent discount rate is derived by applying the appropriate spot rates based on high quality (AA or better) corporate bonds that have a yield higher than the regression mean yield curve, to the forecasted future cash flows in each year for each plan.

The expected long-term rate of return on assets is used to calculate the expected return on plan assets component of our annual pension and other retirement plans costs. We estimate the expected return on plan assets by evaluating expected bond returns, equity risk premiums, asset allocations, the effects of active plan management, the impact of periodic plan asset rebalancing and historical performance. We also consider guidance from our investment advisors in making a final determination of our expected rate of return on assets. To the extent the actual rate of return on assets realized over the course of a year is greater or less than the assumed rate, that year’s annual pension or other retirement plan cost is not affected; rather, this gain or loss reduces or increases future pension or other retirement plan costs.

Equity market performance and corporate bond rates have a significant effect on our reported results. For the AGL pension plan, market performance affects our market-related value of plan assets (MRVPA), which is a calculated value and differs from the actual market value of plan assets. The MRVPA recognizes differences between the actual market value and expected market value of our plan assets and is determined by our actuaries using a five-year smoothing weighted average methodology. Gains and losses on plan assets are spread through the MRVPA based on the five-year smoothing weighted average methodology, which affects the expected return on plan assets component of pension expense.

In addition, differences between actuarial assumptions and actual plan experience are deferred and amortized into cost when the accumulated differences exceed 10% of the greater of the projected benefit obligation (PBO) or the MRVPA for the AGL pension plan. The excess, if any, is amortized over the average remaining service period of active employees.

During 2013, we recorded net periodic benefit costs of $57 million (pre-capitalization) related to our defined pension and other retirement benefit plans. We estimate that in 2014, we will record net periodic pension and other retirement benefit costs in the range of $38 million to $42 million (pre-capitalization), a $15 million to $19 million decrease compared to 2013. In determining our estimated expenses for 2014, our actuarial consultant assumed the following expected return on plan assets and discount rates:

	Pension plans	Other retirement plans
Discount rate	5.00%	4.70%
Expected return on plan assets	7.75%	7.75%

Glossary

The actuarial assumptions we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal and retirement rates, and longer or shorter life spans of participants. The following table illustrates the effect of changing the critical actuarial assumptions for our pension and other retirement plans while holding all other assumptions constant:

Dollars in millions	Percentage-point change in assumption	Increase (decrease) in PBO/ APBO		Increase (decrease) in cost
Expected long-term return on plan assets	+ / - 1%	$	- / -	$(9) / 9
Discount rate	+ / - 1%		$(154) / 171	$(13) / 13

See Note 4 and Note 6 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional information on our pension and other retirement plans.

Income Taxes

The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. We account for income taxes in accordance with authoritative guidance, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. The guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

Deferred tax liabilities are estimated based on the expected future tax consequences of items recognized in the financial statements. Additionally, during the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes and interest will be due. After application of the federal statutory tax rate to book income, judgment is required with respect to the timing and deductibility of expense in our income tax returns.

A deferred income tax liability is not recorded on undistributed foreign earnings that are expected, in our judgment, to be indefinitely reinvested offshore. We consider, among other factors, actual cash investments offshore as well as projected cash requirements in making this determination. Changes in our investment or repatriation plans or circumstances could result in a different deferred income tax liability and we would be required to record a deferred tax liability of $31 million if we no longer asserted indefinite reinvestment of undistributed foreign earnings. In connection with the sale of Tropical Shipping, cash was repatriated immediately prior to closing the sale transaction.

For state income tax and other taxes, judgment is also required with respect to the apportionment among the various jurisdictions. A valuation allowance is recorded if we expect that it is more likely than not that our deferred tax assets will not be realized. In addition, we operate within multiple tax jurisdictions and we are subject to audits in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. We maintain a liability for the estimate of potential income tax exposure and, in our opinion, adequate provisions for income taxes have been made for all years reported.

We had a $22 million valuation allowance on $216 million of deferred tax assets ($147 million of long term and $69 million of current) as of December 31, 2013, reflecting the expectation that most of these assets will be realized. Our gross long-term deferred tax liability totaled $1,800 million at December 31, 2013. See Note 12 to our consolidated financial statements under Item 8 set forth in Exhibit 99.4 to this Form 8-K for additional information on our taxes.

We are required to determine whether tax benefits claimed or expected to be claimed on our tax return should be recorded in our consolidated financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Additionally, we recognize accrued interest related to uncertain tax positions in interest expense, and penalties in operating expense in the Consolidated Statements of Income. As of December 31, 2013, we did not have a liability recorded for payment of interest and penalties associated with uncertain tax positions.

Glossary